U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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1.   Name and Address of Reporting Person*

     Mandel                          James                S.
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   (Last)                            (First)              (Middle)

     P.O. Box 303
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                                    (Street)

     Edwards,                         CO                   81632
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   (City)                            (State)                (Zip)

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2.   Date of Event Requiring Statement (Month/Day/Year)

     03/29/99
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4.   Issuer Name and Ticker or Trading Symbol

     Vail Resorts, Inc. ("MTN")
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5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

     Senior Vice President of Vail Resorts Development Company
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6.   If Amendment, Date of Original (Month/Day/Year)


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7.   Individual or Joint/Group Filing  (Check applicable line)

     [X]  Form Filed by One Reporting Person

     [_]  Form Filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
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                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
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   Common Stock                          1,000                       I(1)                 By Spouse - IRA Account
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*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


(1) The filing of this Statement shall not be deemed an admission that the Reporting Person, for the purposes of Section 16 of the Securities Exchange Act of 1934, as amended, is a beneficial owner of, or has any pecuniary interest in, these shares of Common Stock.


                                                                          (Over)
(Form 3-07/99)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
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Option to Purchase      3/31/96    10/1/02        Common Stock           15,324        $10              D
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Option to Purchase      3/31/97    10/1/02        Common Stock           35,992        $10              D
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Option to Purchase      3/31/98    10/1/02        Common Stock           35,992        $10              D
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Option to Purchase      3/31/99    10/1/02        Common Stock           35,992        $10              D
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Option to Purchase      6/9/98     6/9/08         Common Stock            6,667        $24              D
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Option to Purchase      6/9/99     6/9/08         Common Stock            6,667        $24              D
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Option to Purchase      6/9/00     6/9/08         Common Stock            6,666        $24              D
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Option to Purchase      11/17/99  11/17/08        Common Stock            7,000        $25              D
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Option to Purchase      11/17/00  11/17/08        Common Stock            7,000        $25              D
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Option to Purchase      11/17/01  11/17/08        Common Stock            7,000        $25              D
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Option to Purchase      9/14/00    9/14/09        Common Stock            4,000        $19.0625         D
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Option to Purchase      9/14/01    9/14/09        Common Stock            4,000        $19.0625         D
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Option to Purchase      9/14/02    9/14/09        Common Stock            4,000        $19.0625         D
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Explanation of Responses:




/s/ James S. Mandel                                           10/8/99
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      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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